CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS
--------------------------------------------------------------------------------

The Board of Directors
The Morgan Group, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-72996 and 33-72998) on Form S-8 of the Morgan Group, Inc. of our report dated December 10, 1996, with respect to the combined balance sheets of Transit Homes of America, Inc. and affiliate as of September 30, 1996 and December 31, 1995, and the related combined statements of operations, stockholders' deficit and cash flows for the nine months ended September 30, 1996 and the year ended December 31, 1995, which report appears in the Form 8-K of The Morgan Group, Inc. dated December 30, 1996.

Our report dated December 10, 1996, contains an explanatory paragraph that states that the Company has a net capital deficiency and its total current liabilities exceed its total current assets, which raise substantial doubt about its ability to continue as a going concern. The combined financial statements do not include any adjustments that might result for the outcome of that uncertainty.




/s/ KPMG Peat Marwick LLP

Seattle, Washington
January 14, 1997